EXHIBIT (h)(1)
FUND ADMINISTRATION AND ACCOUNTING AGREEMENT
     AGREEMENT made as of                     , by and between each entity listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York, a New York banking organization (“BNY”).
WITNESSETH:
     WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, each Fund desires to retain BNY to provide for the portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNY is willing to provide such services, all as more fully set forth below;
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
     1. Appointment.
     Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.
     2. Representations and Warranties.
     Each Fund hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:
          (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
          (b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

          (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and
          (d) To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.
     3. Delivery of Documents.
          (a) Each Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:
               (i) The Fund’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);
               (ii) The Fund’s bylaws (the “Bylaws”);
               (iii) Resolutions of the Fund’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;
               (iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

               (v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and
               (vi) The Fund’s Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”).
          (b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.
          (c) It shall be the sole responsibility of each Fund to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.
     4. Duties and Obligations of BNY.
          (a) Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNY shall provide to each Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.
          (b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.
          (c) BNY shall not provide any services relating to the investment advisory or sub-advisory functions of any Fund and distribution of shares of any Fund or other services normally performed by the Funds’ respective counsel or independent auditors.
          (d) Upon receipt of a Fund’s prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. BNY shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as BNY acts in good faith and without negligence or wilful misconduct in the selection of such delegee or agent.
          (e) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with the BNY and to provide the BNY, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of the BNY, is necessary in order to enable it to perform its duties hereunder. The BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to the BNY by any of the aforementioned persons. The BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to the BNY as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by the BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by the BNY which the BNY in its reasonable judgment deems reliable, the BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.
          (f) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.
          (g) Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies such Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.
          (h) BNY may apply to an officer or duly authorized agent of any Fund for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.
          (i) BNY may consult with counsel to the appropriate Fund or its own counsel, at such Fund’s expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.
          (j) Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNY shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.
          (k) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.
          (l) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.
          (m) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

          (n) BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.
     5. Allocation of Expenses.
     Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund’s shareholders, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.
     6. Compliance Services.
          (a) If Schedule I contains a requirement for the BNY to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between the BNY and each Fund, and the results of the BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance

Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. The BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.
          (b) The Fund will examine each Compliance Summary Report delivered to it by the BNY and notify the BNY of any error, omission or discrepancy within ten (10) days of its receipt. The Fund agrees to notify the BNY promptly if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies the BNY of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify the BNY of such condition within one business day after discovery thereof.
          (c) While the BNY will endeavor to identify out-of-compliance conditions, the BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the Fund’s sole and exclusive remedy and the BNY’s sole liability shall be limited to re-performance by the BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.
     7. Standard of Care; Indemnification.
          (a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own negligence or wilful misconduct. In no event shall BNY be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of the gross negligence or willful misconduct of BNY.
          (b) Each Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Registration Statement or Prospectus, (iii) any instructions of an officer of such Fund, or (iv) any opinion of legal counsel for such Fund or BNY, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 6(a). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:
               (i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of a Fund;
               (ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund or otherwise without gross negligence or willful misconduct;
               (iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel;
               (iv) Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;
               (v) The method of valuation of the securities and the method of computing each Series’ net asset value; or
               (vi) Any valuations of securities or net asset value provided by a Fund.
          (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.
          (d) Notwithstanding any other provision contained in this Agreement, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (b) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.
     8. Compensation.
     For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNY to debit such Fund’s custody account for all amounts due and payable hereunder. BNY shall deliver to each Fund invoices for services rendered after debiting such Fund’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.
     9. Term of Agreement.
          (a) This Agreement shall continue until terminated by either BNY giving to a Fund, or a Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.
          (b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to a Fund if such Fund shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.
          (c) Notwithstanding the foregoing, the Fund may terminate this Agreement upon 30 days prior written notice to BNY if BNY shall fail to perform its obligations hereunder in any material respect.
     10. Authorized Persons.
     Attached hereto as Exhibit B is a list of persons duly authorized by the board of each Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of such Fund. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.
     11. Amendment.
     This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

     12. Assignment.
     This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund accompanied by the authorization or approval of such Fund’s Board.
     13. Governing Law; Consent to Jurisdiction.
     This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.
     14. Severability.
     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.
     15. No Waiver.
     Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

     16. Notices.
     All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:
     if to a Fund, at
     if to BNY, at
     The Bank of New York
     One Wall Street
     New York, New York 10286
     Attention:
     Title:
or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.
     17. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.
     18. Several Obligations.
     The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

By:
on behalf of each Fund
identified on Exhibit A attached hereto

THE BANK OF NEW YORK
By:
Title:

EXHIBIT A
Williams Capital Management Trust
Williams Capital Liquid Assets Fund

EXHIBIT B
     I,                     , of *, a (State) corporation (the “Fund”), do hereby certify that:
     The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of Directors of the Fund to each such position and qualified therefor in conformity with the Fund’s Articles of Incorporation and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to the Bank.

Name	Position	Signature

SCHEDULE I
1.	Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an officer of the Trust or other authorized person (designated on the list of authorized persons approved by the Board), including administration of director and vendor fees and compensation on behalf of the Trust, and as appropriate;
2.	Prepare, subject to review by counsel to the Trust, (i) the annual update to the Trust’s registration statement on Form N-1A, (ii) other amendments to the Trust’s registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto, and file any of the foregoing with the Securities and Exchange Commission (the “SEC”) upon the request of the Trust or counsel to the Trust;
3.	Coordinate and prepare, with the assistance and approval of the Funds’ investment adviser, counsel and officers, drafts of communications to shareholders of record of the Funds (“Shareholders”), including the annual report to Shareholders; prepare drafts of the certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust’s Form N-SAR; and file all required notices pursuant to Rule 24f-2;
4.	Assist with distribution of prospectuses, supplements, proxy materials and reports to Shareholders;
5.	Coordinate with the Trust’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;
6.	Calculate performance data of the Funds for dissemination to up to fifteen (15) information services covering the investment company industry;
7.	Prepare and file the Trust’s tax returns, subject to review by the Trust’s independent auditors;
8.	Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds’ semi-annual and annual reports to Shareholders;
9.	Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to BONY’ services hereunder, except as otherwise provided in this Agreement), upon designation as such by the Board;
10.	Assist in obtaining and coordinate the filing of the fidelity bonds and any notices for the Trust with the SEC as required under the 1940 Act, to the extent such bonds and policies are approved by the Board;

11.	Maintain corporate records on behalf of the Trust, including, but not limited to, minute books, the Declarations of Trust and By-Laws for the Trust;
12.	Assist the Trust in developing portfolio compliance procedures for each Fund, and provide daily and periodic compliance testing services incorporating certain of those procedures, which will include, among other matters, compliance with investment restrictions imposed by the Investment Company Act of 1940, each Fund’s investment objective, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, Internal Revenue Code of 1986, as amended, provided such are determinable based upon the Fund’s accounting records. E-mail the status of such issues. Provide the Board with quarterly results of compliance testing.
13.	Provide assistance to the Trust with respect to matters governed by or related to regulatory requirements and developments which may effect the Trust, and assist in strategic planning in response thereto. Assist the Trust in responding to and providing documents for routine regulatory examinations or investigations as related to the Services; and coordinate with and take instructions from counsel to the Trust in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) rendering advice regarding proposed responses related to the Services (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates. In addition, provide appropriate assistance with respect to audits conducted by the Fund’s Trust’s independent accountants including compiling data and other information as necessary;
14.	Subject to review and approval by the Trust and its counsel coordinate the preparation for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii), preparing Board agendas, resolutions and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared by the Administrator, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 for and as directed by the Trustees or fund counsel plans and related matters, (v) attending Board meetings and recording the minutes, and (vi) performing such other Board meeting functions as shall be agreed by the parties in writing;
15.	Furnish recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;
16.	Assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act;
17.	Coordinate the filing of the Funds’ voting records (as approved by the investment adviser) on Form N-PX;

18.	File holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year;
19.	Coordinate Trustee compensation;
20.	Distribute Trustee/Officer Questionnaires, review completed Questionnaires and assist in resolving any open issues with the Trust and counsel;
22.	Review proxy statements prepared by counsel in connection with matters related to the Services provided;
23.	Prepare statistical reports for outside information services (e.g., IBC/ Donoghue, ICI, Lipper Analytical and Morningstar)
24.	Assist with the coordination of annual Trust contract renewals.

FUND ACCOUNTING SERVICES
(a)	BNY will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:
1.	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

2.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

3.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

4.	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.
(b)	In addition to the maintenance of the books and records specified above, BONY shall perform the following accounting services for each Fund:
1.	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

2.	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed);

3.	Report to the Trust the weekly market pricing of securities in any money market funds, with the comparison to the amortized cost basis;

4.	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, if requested by the Trust;

5.	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser, on variable interest rate instruments;

6.	Accrue expenses of each Fund according to instructions received from the Trust’s Administrator, and submit changes to accruals and expense items to authorized officers of the Trust (who are not BNY employees) for review and approval;

7.	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

8.	Provide accounting reports in connection with and coordinate with independent auditors concerning the Trust’s regular annual audit, and other audits and examinations by regulatory agencies;

9.	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule;

10.	Respond to portfolio manager information requests, as mutually agreed upon;

11.	Send out daily rate sheet in a format requested by client and agreed to by BNY, by 6:00 pm. Provide emergency contact in case of errors;

12.	Assist with the preparation of necessary documents related to the Services in connection with SEC or other regulatory review;

13.	Monitor wash sales; and

14.	Calculate turnover and expense ratios.
(c)	Assist BNY Fund Administration group in performing the following additional accounting services for each Fund by generating necessary reporting from accounting system:
1.	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items, provided that such reports will be limited to information maintained in the accounting system and will not reflect any adjustments and disclosures required in conjunction with generally accepted accounting principles or regulatory requirements:
A.	Unaudited Statement of Assets and Liabilities,

B.	Unaudited Statement of Operations,

C.	Unaudited Statement of Changes in Net Assets
2.	Provide accounting information for the following: (in compliance with Reg. S-X as applicable), provided that such reports will be limited to information maintained in the accounting system and will not reflect any adjustments and disclosures required in conjunction with generally accepted accounting principles or regulatory requirements:
A.	federal and state income tax returns and federal excise tax returns;

B.	the Trust’s semi-annual reports with the Securities and Exchange Commission (“SEC”) on Form N-SAR and Form N-CSR;

C.	the Trust’s annual and semi-annual shareholder reports and quarterly Board meetings;

D.	registration statements on Form N-1A and other filings relating to the registration of shares;

E.	BNY’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

F.	annual audit by the Trust’s auditors; and

G.	examinations performed by the SEC.
3.	Provide daily cash report.

4.	Prepare Broker Commission Report.

5.	Monitor expense limitations.

6.	Prepare unrealized gain/loss report.

Periodic Reports from Bank of NY
1.	Make available on a daily basis, a report of portfolio holdings, including amortized cost and maturity/reset dates for each security held in the portfolio.

2.	Send to portfolio manager via email, pricing report including amortized cost and market value weekly.

3.	Make available, a cash reserves report detailing undistributed realized capital gains/losses, and offsetting cash reserve, if any, as changes occur and as requested.

4.	Send average 7-day assets by 12:00pm time on the first business day of the week (for assets Friday to Friday.)

5.	Send next day by 12:00pm breakdown of assets held by the manager’s sector definition by net assets.

6.	Send cumulative YTD & since inception returns monthly.